Exhibit (a)(5)(iv)

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

405.254.5839

GMX RESOURCES INC. ANNOUNCES EXPIRATION AND PRELIMINARY RESULTS OF ITS EXCHANGE OFFERS FOR ITS 5.00% SENIOR CONVERTIBLE NOTES DUE 2013 AND 4.50% SENIOR CONVERTIBLE NOTES DUE 2015

Oklahoma City, Oklahoma, Tuesday, September 18, 2012. GMX RESOURCES INC., NYSE: ‘GMXR ‘; today announced that it had received, as of immediately after 5:00 p.m., New York City Time, on September 17, 2012 (the “Expiration Time”) tenders from the holders of approximately $24.9 million in aggregate principal amount, or approximately 47.9%, of its outstanding 5.00% Senior Convertible Notes due 2013 (the “2013 Notes”) and approximately $38.0 million in aggregate principal amount, or approximately 44.0%, of its outstanding 4.50% Senior Convertible Notes due 2015 (the “2015 Notes” and, together with the 2013 Notes, the “Convertible Notes”) in connection with its previously announced exchange offers for the Convertible Notes, which commenced on August 9, 2012. Holders tendering 2013 Notes will receive new Senior Secured Second-Priority Notes due 2018 (the “New Notes”) and shares of the Company’s common stock. Holders tendering 2015 Notes will receive New Notes.

Pursuant to the terms of the exchange offer for the 2013 Notes, the Company will accept tenders for all of such notes and issue in exchange an aggregate of approximately $24.9 million principal amount of New Notes and 7,176,384 shares of the Company’s common stock. In addition, pursuant to the terms of the exchange offer for the 2015 Notes, the Company will accept tenders for all 2015 notes tendered and issue in exchange an aggregate of approximately $26.6 million principal amount of New Notes. The settlement date of the exchange offers is expected to be September 19, 2012.

After giving effect to the exchange offers, approximately $27.1 million aggregate principal amount of 2013 Notes and $48.3 million aggregate principal amount of 2015 Notes will remain outstanding, and approximately $51.5 million aggregate principal amount of New Notes will be outstanding.

Any Convertible Notes not tendered and purchased pursuant to the tender offers will remain outstanding.

This press release does not constitute an offer to exchange relating to the 2013 Notes or the 2015 Notes or any other securities of the Company. The securities to be offered in the exchange offers have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has relied on Section 3(a) (9) of the Securities Act to exempt the exchange offers from the registration requirements of the Securities Act.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include whether or not the exchange offers are consummated or any New Notes or common stock are issued. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

GMXR is a resource play rich exploration and production company. Oil shale resources are located in the Williston Basin, North Dakota & Montana targeting the Bakken Petroleum System and in the DJ Basin, Wyoming targeting the Niobrara Petroleum System; both plays are estimated 90% oil. Our natural gas resources are located in the East Texas Basin, in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation, where the majority of our acreage is contiguous, with infrastructure in place and substantially all held by production. The Company believes these oil and natural gas resource plays provide a substantial inventory of operated, high probability, repeatable, organic growth opportunities. The Company’s multiple basin strategy provides flexibility to allocate capital to achieve the highest risk adjusted rate of return, with both oil and natural gas resources throughout our portfolio.

Please visit www.gmxresources.com for more information on the Company.